           News Release

FOR IMMEDIATE RELEASE

DATE:	December 2, 2009

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Announces Receipt of Nasdaq Notice

Mount Laurel, NJ, December 2, 2009 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank (the “Company”), today announced that on November 25, 2009, it received a Nasdaq Staff Delinquency Letter indicating that the Company is not in compliance with the filing requirements under Nasdaq Marketplace Rule 5250(c)(1) since the Company’s Form 10-Q for the period ended September 30, 2009 (the “Filing”) has not yet been reviewed in accordance with Statement of Auditing Standards No. 100, as required by Rule 8-03 of Regulation S-X.  Additionally, the Filing did not contain the certifications required under Section 906 of the Sarbanes-Oxley Act of 2002.  Pursuant to the Nasdaq Marketplace Rules, the Company has 60 calendar days (or until January 25, 2010) to submit a plan to regain compliance.  If Nasdaq accepts the Company’s plan, then Nasdaq may provide the Company with up to 180 calendar days from the due date of the initial delinquent filing (or until May 24, 2010) to regain compliance.  If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Hearings Panel. The Company intends to timely submit a compliance plan with Nasdaq.  The Nasdaq notification has no effect on the listing of the Company’s common stock at this time.

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $388 million as of September 30, 2009, and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its nine other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.